EXHIBIT 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into as of the I SI day of October, 2018 (the "Effective Date") between BANK OF GEORGE, a Nevada corporation (hereinafter referred to as "Employer"), and KEITH JARVIS (hereinafter referred to as "Executive").

WITNESSETH:

WHEREAS, Employer is desirous of continuing to employ Executive in the capacity hereinafter stated, and Executive is desirous of continuing in the employ of Employer in such capacity, for the period and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. EMPLOYMENT. Employer hereby employs Executive as its Executive Vice President and Chief Credit Officer, and Executive hereby accepts the duties that are customarily performed by the Executive Vice President and Chief Credit Officer of a state-chartered banking institution and accepts all other duties described herein, and agrees to discharge the same faithfully and to the best of his ability and consistent with past performances and the highest and best standards of the banking industry, in accordance with the policies of Employer's Board of Directors as established from time to time, and in compliance with all laws and Employer's Articles of Incorporation, Bylaws, Policies and Procedures. Executive shall devote his full business time and attention to the business and affairs of Employer for which he is employed and shall perform the duties thereof to the best of his ability. Except as permitted by the prior written consent of Employer's Board of Directors, Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with Employer's interests. Executive shall perform such other duties as shall be from time to time prescribed by Employer's Board of Directors, the Chairman of Employer's Board of Directors, or the Employer's President/CEO.

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Executive shall have such responsibilities and duties and such authority to transact business on behalf of Employer, as are customarily incident to the office of Executive Vice President and Chief Credit Officer of a state-chartered banking institution.

2. TERM. Employer hereby employs Executive, and Executive hereby accepts employment with Employer, for the initial period of two (2) years (as the same may be extended, the "Term"), commencing as of the Effective Date, with such Term being subject to prior termination as hereinafter provided. Thereafter, the Term shall automatically extend for successive two (2) year periods unless and until (i) either party notifies the other party of its election not to extend the Term by written notice given at least one hundred eighty (180) days prior to the end of the then current Term, or (ii) Executive's employment hereunder is otherwise terminated as hereinafter provided.

3. COMPENSATION. In consideration for all services to be rendered by Executive to Employer, Employer agrees to pay Executive a base salary of not less than One Hundred Sixty Seven Thousand Dollars ($167,000.00) per year. Employer's Board of Directors and/or the President/CEO shall conduct yearly performance reviews of Executive and, in their sole discretion, determine any increases in Executive's base salary. Employer shall deduct therefrom all taxes which may be required to be deducted or withheld under any provision of the law (including, but not limited to, social security payments and income tax withholding) now in effect or which may become effective anytime during the Term.

Executive shall be entitled to participate in any and all other employee benefits and plans that may be developed and adopted by Employer, in its sole discretion, and in which Executive is eligible to participate, including, but not limited to, any bonus/incentive compensation plan and/or any 401 (k) plan of Employer in which Executive is eligible to participate.

4. EXPENSE REIMBURSEMENT. Employer funher agrees to reimburse Executive for all reasonable expenses incurred by Executive on behalf of Employer in accordance with Employer's then current policies for the same, including entertainment, meal and travel expenses. Executive agrees to provide Employer with adequate records of all such expenses for which reimbursement is sought.

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5. INSURANCE. Employer agrees to provide Executive with health insurance benefits that are now or may hereinafter be in effect for all other full-time employees of Employer, including, but not limited to, health, life, vision and dental insurance to the extent provided by Employer from time to time. Employer may also apply for a "keyman" life insurance policy on Executive with Employer as beneficiary of the policy.

6. PAID TIME OFF. Executive shall be entitled to annually accrue up to five (5) weeks paid time off ("PTO") during the Term with at least one (l) week to be taken in a consecutive period during each calendar year. PTO shall be scheduled and taken in accordance with the policies adopted by Employer's Board of Directors from time to time. In the event Executive does not use all allotted PTO in any calendar year, will be entitled to carry over PTO to any future year(s) but in no event shall Executive be permitted to carry over more than an aggregate of five (5) weeks of PTO, and Executive will not be entitled to any additional pay as compensation in respect of any unused PTO in excess thereof. To the extent that there is a conflict between the provisions of this Section 6 and the Employer's then Approved PTO Policy, the provisions of this Section 6 shall control.

7. TERMINATION. Employer shall have the right to terminate Executive's employment hereunder for any of the following reasons:

(a) willful breach of, habitual neglect of, willful failure to perform, or inability to perform, Executive's duties or obligations as Executive Vice President or Chief Credit Officer;

(b) illegal conduct, constituting a crime involving moral turpitude or a felony, or any conduct detrimental to the interests of Employer as determined by Employer's Board of Directors in its sole, but reasonable, discretion;

(c) fraud, theft, dishonesty or gross negligence in the performance of Executive's duties or obligations hereunder;

(d) the death of Executive;

(e) upon Executive becoming disabled (with "disabled" meaning for purposes hereof that Executive has been prevented, through physical or mental illness or injury, from satisfactorily performing the majority of his duties and obligations hereunder for a total of ninety (90) days in any one (l ) year period; or

(f) without cause by Employer's Board of Directors in its sole and absolute discretion.

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In the event Executive's employment hereunder is terminated for any of the reasons specified in any of subparagraphs (a) through (d) above, Executive will be paid only his unpaid salary and PTO earned as of the date of Executive's termination. Such termination pay shall be considered to be in full and complete satisfaction of any and all rights that Executive may enjoy under the terms of this Agreement other than rights, if any, to exercise any of the stock options vested prior to such termination. All insurance and other benefits provided herein shall also be terminated as of the date of Executive's termination.

In the event Executive's employment hereunder is terminated for any reason specified in paragraphs (e) or (f) above during the Term (excluding any election by Employer not to extend the Term), Executive shall be entitled to termination pay in an amount equal to the lesser of one (l) year of Executive's then base salary or the base salary in respect of the remaining portion of the original Term after such termination (the "Severance Payment"). For the avoidance of doubt. base salary does not include incentive compensation to Executive. The Severance Payment shall be paid in twelve (12) equal monthly installments, without interest, and shall be considered to be in full and complete satisfaction of any and all rights which Executive may enjoy 'under the terms of this Agreement, other than rights, if any, to exercise any of the stock options vested prior to such termination, but excluding any Paid Time Off accrued in accordance with Section 6 above which amount (if applicable) will be paid in accordance with the then Approved PTO Policy of the Employer. All insurance and other benefits provided herein shall also be terminated as of the date of Executive's termination.

8. ACOUISITION OR DISSOLUTION OF EMPLOYER. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Employer. Notwithstanding the foregoing, in the event proceedings for liquidation of Employer are commenced by regulatory authorities, this Agreement and all rights and benefits hereunder shall terminate.

In the event of any merger or consolidation where Employer is not the surviving or resulting corporation, or upon transfer of all or substantially all of the stock or assets of Employer, and Executive is not retained by the surviving or resulting corporation in a position satisfactory to Executive, Executive shall (i) be paid one and one half (l .5) times Executive's then current annual base salary, and (ii) have the right to exercise all outstanding stock options, whether or not vested, within ninety (90) days. Such lump sum payment shall be considered to be in full and complete satisfaction of any and all rights which Executive may enjoy under the terms of this Agreement. However, Executive shall still be entitled to all rights under any other agreements Executive has with Employer, including stock option agreements.

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Notwithstanding the foregoing, a merger or consolidation shall not include a bank holding company reorganization wherein the shareholders who control at least 80% of the shares of Employer prior to the reorganization will control at least 80% of the shares of the bank holding company in substantially the same proportion following the bank holding company reorganization. Furthermore, notwithstanding the foregoing, benefits shall not be payable under this Section 8 to the extent the benefit would be an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended.

9. EXECUTIVE COVENANTS.

(a) Participation in a Competing Business. Except as otherwise expressly provided in this Section 9 below, while Executive is employed by Employer pursuant to this Agreement and for a period of one (l) year thereafter (the "Restricted Period"), Executive will not become involved with a Competing Business (as defined below) or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, "founder," employee, consultant, or agent (all of the foregoing collectively, the "Prohibited Manners of Participation"); provided, however, that Executive may acquire and passively own an interest not exceeding two percent (2%) of the total equity interest in any publicly traded entity (whether or not such entity is a Competing Business).

(b) No Solicitation. During the Restricted Period, Executive will not directly or indirectly solicit or attempt to solicit: (i) any employees of Employer to leave their employment; (ii) any customers of Employer to remove their business from Employer, or to participate in any manner in a Competing Business; or (iii) any direct or indirect sources of referrals to Employer to cease to make or reduce their referrals of business to Employer. Solicitation prohibited under this paragraph includes solicitation by any means, including, without limitation, meetings, letters and other mailings, electronic communications of any kind, and internet communications.

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(c) Employment Outside Clark County, Nevada. Executive and Employer acknowledge and agree that a central element of Executive's services to be rendered pertain to all of the Employer's business activities, some of which are business lines that are nationwide in scope and not limited to Clark County, Nevada or the State of Nevada. Accordingly, for the avoidance of doubt, the parties further acknowledge and agree this Section 9 prohibits Executive during the Restricted Period from accepting employment or otherwise acting in any of the Prohibited Manners of Participation with a Competing Business, even outside of Clark County, Nevada.

(d) Competing Business Defined. As used herein, "Competing Business" means: (i) any federal or state charted bank, credit union, thrift or other institution authorized to accept deposit accounts that maintains an office in Clark County, Nevada or that has any representatives or agents charged with marketing to, furnishing services in, or otherwise doing business on its behalf in Clark County, Nevada; (ii) any SBA lender or other party that furnishes services to or for the benefit of any SBA lender, irrespective of whether or not such SBA lender or other such party is based in or does business in Clark County, Nevada or elsewhere in Nevada; or (iii) any other party that competes with Employer or that directly assists any party in competing with Employer and the Employer's national business lines, 'which shall include SBA lending and prepaid cards.

(e) Non-Disparagement. During Executive's employment with Employer, and for a period of two (2) years thereafter, Executive shall not make any remarks nor publish, or participate in the publication of, any statements, accounts or stories disparaging the conduct or character of Employer, or any of its subsidiaries or affiliates, or any of its or their managers, officers, directors, members, owners, agents, successors or assigns.

(f) Cooperation. During Executive's employment with Employer, and following the termination of such employment, Executive agrees to cooperate with Employer in any litigation or administrative proceedings involving any matter in which Executive was involved during his employment with Employer.

(g) Fairness. Executive further acknowledges and agrees that the obligations of Executive contained in this Section 9 are fair, and do not unreasonably restrict Executive's future employment or business opportunities, and are commensurate with the compensation arrangements set out in this Agreement.

(h) Survival. This Section 9 shall survive any termination of Executive's employment with Employer or this Agreement.

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10. INDEMNIFICATION. To the extent permitted by law, Employer shall indemnify Executive if he was or is a party or is threatened to be made a party in any action brought by a third party against Executive (whether or not Employer is joined as a party defendant) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with said action if Executive acted in good faith and in a manner Executive reasonably believed to be in the best interest of Employer (and with respect to a criminal proceeding if Executive had no reasonable cause to believe his conduct was unlawful), provided that the alleged conduct of Executive arose out of and was within the course and scope of his employment as an officer or employee of Employer.

11. RETURN OF DOCUMENTS. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments and other materials used or developed by Executive during the Term are solely the property of Employer, and Executive has no right, title or interest therein. Upon termination of Executive's employment hereunder, Executive or Executive's representatives shall promptly deliver possession of all of said property to Employer in good condition.

12. NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be validly given or made if (i) personally delivered, (ii) deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or (iii) made by Federal Express or other similar delivery service keeping records of deliveries and attempted deliveries. Service by mail or delivery service shall be conclusively deemed made on the first business day delivery is attempted or upon receipt, whichever is sooner. Any such communication shall be addressed as follows:

To Employer:	Bank of George 91 15 W. Russell Rd., Ste. 110 Las Vegas, NV 89148 Attention: Chairman of the Board of Directors & President/CEO
To Executive:	Keith Jarvis 6465 Sugar Knoll Ct. Las Vegas, NV 891 10

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Any party hereto may change its or his address for purposes of this Section 12 by giving notice in accordance herewith, which notice of change of address shall not become effective, however, until the actual receipt thereof by the other party.

13. BENEFIT OF AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns; provided, however, that Executive may not assign any of his duties or obligations hereunder.

14. APPLICABLE LAW. This Agreement is made and entered into in the State of Nevada, and the laws of said State shall govern the validity and interpretation hereof, and the performance of the parties hereto and their respective duties and obligations hereunder.

15. CAPTIONS AND PARAGRAPH HEADINGS. Captions and section and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

16. INVALID PROVISIONS. Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions shall not be affected and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated; provided, however, that in lieu of such invalid, void or unenforceable provision, there shall be added to this Agreement a provision that is valid, not void and enforceable and is as similar to such invalid, void or unenforceable provision as may be possible.

17. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and it supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer, except to the extent that it is contemplated that Executive and Employer may enter into a stock option agreement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Employer and Executive.

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18. CONFIDENTIALITY. Executive hereby agrees that any and all Proprietary Information and/or trade secrets, including, but not limited to, information concerning the Employer's products, data, documentation, services, processes, customers and prospects, which are disclosed to Executive or to which Executive has access, shall be the property of the Employer. Executive hereby agrees that any Proprietary Information or trade secrets shall be and shall remain the property of the Employer and that Executive shall not in any way reveal or disclose any Proprietary Information or trade secrets relating to the Employer's business endeavors except as specifically directed by the Employer. In addition, nothing in this Agreement shall be construed to convey to Executive any right title, interest, license or right to use the Proprietary Information or any other intellectual property, except as directed by the Employer. For purposes hereof, "Proprietary Information" means and includes the following: the identity of, and records, files and accounts of or concerning, customers or potential customers of Employer; any and all data or information involving the techniques, programs, methods or contacts employed by Employer in the conduct of its business; any lists, documents, manuals, records, forms or other materials used by Employer in the conduct of its business; and any other secret or confidential information concerning Employer's business or affairs. The terms "list", "document", or their equivalent, as used in this Section 18, are not limited to a physical writing or compilation, but also include any and all information whatsoever regarding the subject matter of the "list" or "document", whether or not such compilation has been reduced to writing. Nothing in this Section 18 shall prohibit Executive from releasing any Proprietary Information to Executive's legal counsel or financial advisors, provided that Executive obtains reasonable assurances that such advisors shall not disclose such Proprietary Information. Additionally, it shall not be a breach of this Section 18 if a disclosure of Proprietary Information is made pursuant to a court order, a valid administrative agency subpoena or a lawful request for information by an administrative agency. Executive shall give Employer prompt notice of any such court order, subpoena or request for information. This Section 18 shall survive any termination of Executive's employment with Employer or this Agreement.

19. ARBITRATION AND EQUITABLE REMEDIES. Except as otherwise provided below in this Section 19, any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled pursuant to a confidential arbitration agreement to be entered into by the parties, and in the event there is no arbitration agreement, then pursuant to confidential arbitration proceedings in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof.

Notwithstanding the foregoing, Executive acknowledges and agrees that if Executive commits a breach of Section 9 or Section 18, Employer shall have the right to have such obligations of Executive specifically enforced by any court having appropriate jurisdiction on the grounds that any such breach will cause irreparable injury to Employer, and that money damages will not provide an adequate remedy to Employer. Such remedy shall be in addition to, and not exclusive of, any other remedies available to Employer at law or in equity, all of which remedies shall be cumulative and not mutually exclusive.

21. LEGAL COSTS. If either Executive or Employer commences an action against the other arising out of or in connection with this Agreement, the prevailing party shall be entitled to have and recover from the losing party reasonable attorney's fees and costs of suit.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER

BANK OF GEORGE a Nevada corpora 'on

By:
T. Ry n Sullivan, President/CEO

EXECUTIVE

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